Exhibit 10

April 25, 2003

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

      Re:   Exhibit 10, Form N-1A

            First Variable Rate Fund

            File numbers 2-56809 and 811-2633

Ladies and Gentlemen:

      As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-Effective Amendment No. 43 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to First Variable Rate Fund (the "Trust"), including its Declaration of Trust, its By-Laws, other original or photostatic copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion.

      I therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective Amendment No. 43 to its Registration Statement.

Sincerely,

/s/ Susan Walker Bender

Susan Walker Bender

Associate General Counsel